Exhibit 99.1

CohBar, Inc. Completes US$5.2 Million Private Placement

Menlo Park, California – July 17, 2017 – CohBar, Inc. (OTCQX: CWBR and TSXV: COB.U) (“CohBar” or the “Company”), a preclinical stage biotechnology company focused on developing mitochondria based therapeutics (MBTs) to treat age-related diseases, announced today that it has closed its previously-announced non-brokered private placement offering (the “Offering”).

The Company issued 3,438,053 units at a price of US$1.50 per unit for total proceeds of approximately US$5.16 million. Each unit consists of one share of the Company’s common stock and one common stock purchase warrant. Each warrant can be exercised at any time prior to June 30, 2020 for the purchase of one common share of the Company’s stock at an exercise price of US$2.25.

The securities issued in the Offering are subject to a Canadian statutory hold period of four months plus one day, during which they may not be traded through the facilities of the TSX Venture Exchange, or to or for the benefit of a Canadian resident. The Offering remains subject to final acceptance by the TSX Venture Exchange. The Offering was conducted as a non-brokered private placement and no fees were paid by the Company to finders or agents.

The Company intends to use the proceeds of the Offering primarily to continue advancing its lead drug candidate into clinical studies targeted for early 2018, and for general corporate purposes.

With the proceeds from the Offering, CohBar will have a cash and investments balance of approximately US$12.5 million.

About CohBar

CohBar (OTCQX: CWBR and TSXV: COB.U) is a preclinical stage biotechnology company focused on the research and development of mitochondria based therapeutics (MBTs), an emerging class of drugs for the treatment of age-related diseases. MBTs originate from the discovery by CohBar’s founders of a novel group of peptides within the mitochondrial genome which regulate metabolism and cell death, and whose biological activity declines with age. CohBar’s efforts focus on the development of these mitochondrial-derived peptides (MDPs) into clinically relevant MBTs that offer the potential to address a broad range of age-related diseases, including obesity, fatty liver disease (NASH), type 2 diabetes, cancer, cardiovascular and neurodegenerative diseases. To date, the Company and its founders have discovered more than 65 biologically active mitochondrial peptides.

Forward-Looking Statements

This news release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include statements regarding CohBar’s planned use of the proceeds from this offering, anticipated final approval of the TSX Venture Exchange, and anticipated timeline for initiating clinical studies. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by CohBar, including: uncertainties inherent in research and development; CohBar’s ability to meet anticipated commencement and completion dates for IND-enabling and initial clinical studies; the possibility of unfavorable study results; whether and when any investigational new drug application may be filed with or approved by regulatory authorities; and CohBar’s discretion to re-allocate the use of proceeds in the context of its business. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Jon Stern

CohBar, Inc.

(650) 446-7888 ext. 111

jon.stern@cohbar.com